Exhibit 99.1

Contact: Pam Scott

Red Lion Hotels Corporation

509-777-6393 (d)

509-570-4610 (c)

Pam.Scott@redlion.com

www.RedLion.com

Red Lion Hotels Closes on

Expanded Credit Facility with Wells Fargo

Spokane, WA, September 13, 2011 – Red Lion Hotels Corporation (NYSE: RLH) is pleased to announce that the company has expanded its credit facility with Wells Fargo Bank.

Under this secured facility, Red Lion Hotels obtained $18 million in term debt in addition to the $12 million outstanding under the original facility. Substantially all of the additional term debt proceeds have been used to pay off maturing loans secured by the Red Lion Hotel at the Park in Spokane and the Red Lion Hotel Olympia.

In addition, a new $10 million revolving line of credit will be available under the facility upon the company’s pledge of additional collateral, which is expected to be completed in the next 30 days. The company plans to use an advance under the new line to pay off the loan maturing in October 2011 secured by the Red Lion Colonial Hotel in Helena. The balance of the line will be accessible for general corporate purposes.

The company paid off its previous credit facility with Key Bank in June 2011.

“This credit facility with Wells Fargo represents another significant step in the process of restructuring our balance sheet,” said Julie Shiflett, Executive Vice President and Chief Financial Officer of Red Lion Hotels Corporation. “It gives us flexibility in meeting our working capital needs and the opportunity to use our cash to improve the Red Lion brand through investments in hotel improvements, retirement of lease obligations and reduction of debt.”

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of June 30, 2011, the RLH hotel network was comprised of 44 hotels located in eight states and one Canadian province, with 8,457 rooms and 424,387 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company's website at www.redlion.com.